Exhibit 99.1

The CATO Corporation
NEWS RELEASE
FOR IMMEDIATE RELEASE
For Further Information Contact:
     Reynolds Faulkner
     Executive Vice President
     Chief Financial Officer
     704-551-7201
CATO REPORTS JULY COMP STORE SALES UP 1%
Expects 2Q EPS to be at or above High End of Previous Guidance

Charlotte, NC (August 3, 2006) — The Cato Corporation (NYSE: CTR) today reported sales of $60.3 million for the four weeks ended July 29, 2006, a 6% increase over sales of $56.8 million for the four weeks ended July 30, 2005. Comparable store sales for the month increased 1%.
Sales for the second quarter ended July 29, 2006 were $214.6 million, a 3% increase over sales of $208.3 million for the second quarter ended July 30, 2005. Second quarter comparable store sales decreased 1%.
Sales for the first half were $444.4 million, a 5% increase over 2005 first half sales of $423.4 million. Comparable store sales for the first half were flat to the prior year.
“For the quarter, we continued to experience higher merchandise margins as a result of better sell-throughs of regular priced goods,” commented John Cato, Chairman, President, and Chief Executive Officer. “We now estimate second quarter earnings per diluted share to be at or slightly above the high end of our previous guidance of $.34 to $.37 versus $.34 last year.”
The Company will release second quarter results on Tuesday, August 15, 2006.
During the month of July, the Company relocated two stores in Bainbridge, GA.

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During the first half, the Company opened 21 new stores, relocated 11 stores, and closed six stores. As of July 29, 2006, The Cato Corporation operated 1,259 stores in 31 states, compared to 1,197 stores in 31 states as of July 30, 2005.
The Cato Corporation is a leading specialty retailer of value-priced women’s fashion apparel operating two divisions, “Cato” and “It’s Fashion!”. The Company offers exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices, every day. Additional information on The Cato Corporation is available at www.catocorp.com.
Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected financial results for the second quarter, are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements. Such factors include, but are not limited to, the following: general economic conditions; competitive factors and pricing pressures; the Company’s ability to predict fashion trends; consumer apparel buying patterns; adverse weather conditions and inventory risks due to shifts in market demand. The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or Internet services.
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8100 Denmark Road
P. O. Box 34216
Charlotte, NC 28234
(704) 554-8510

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